EXHIBIT 4.6


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                 ADVANCED REMOTE COMMUNICATIONS SOLUTIONS, INC.

The undersigned certify that:

1. They are the president and secretary, respectively, of Advanced Remote Communications Solutions, Inc., a California corporation.

2. Article I of the Amended and Restated Articles of Incorporation of this corporation is amended to read as follows:

                                    ARTICLE I

The name of this corporation is Advanced Remote Communication Solutions, Inc.

3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the board of directors of the corporation.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders of the corporation in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 18,852,508. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


Dated:  May  15, 2000                     /s/ Michael L. Silverman
                                          Michael L. Silverman, President


                                          /s/ Dean Kernus
                                          Dean Kernus, Secretary